Exhibit 10.27

LEASE BETWEEN

1375 KINGS HIGHWAY/777 COMMERCE DRIVE ASSOCIATES, LLC
AND 14 MAMARONECK AVENUE REINVESTMENT ASSOCIATES, LLC,
collectively, the

LANDLORD

c/o Celestial Capital Group, Inc.
10 East 40th Street
New York, New York 10016

AND

COMPETITIVE TECHNOLOGIES, INC.

TENANT

LEASE SUMMARY

Date of Lease:

Tenant:	Competitive Technologies, Inc.

Address:	777 Commerce Drive Fairfield, CT 06825

Taxpayer Identification Number:	36-2664428

Suite No.:	100

Rentable Square Feet:	11,025 R.S.F.

Use (Article 6):	General and executive offices for Tenant’s technology transfer and licensing business.

Term (Article 2):	Seven (7) years

Commencement Date (Article 2):	Upon substantial completion of Landlord’s Work, presently estimated as July 1, 2006.

Rent Commencement Date (Article 3):	Same as Commencement Date, subject to Section 2.05.

Base Rent:

Lease Year/Period	Annual Base Rent

1	$248,063.00 ($22.50/R.S.F.)

2	$259,088.00 ($23.50/R.S.F.)

3	$270,113.00 ($24.50/R.S.F.)

4	$281,138.00 ($25.50/R.S.F.)

5	$292,163.00 ($26.50/R.S.F.)

6	$303,188.00 ($27.50/R.S.F.)

7	$314,213.00 ($28.50/R.S.F.)
(See Schedule “A”)

Electric (Article 5):	Consumption measured by submeter or direct meter and payable by Tenant on the terms set forth in Section 5.01 or Section 5.02.

Security Deposit (Article 30):	$41,343.84 (two months’ Base Rent)

Tenant’s Share (Article 4):	Approximately 18.29% (or as later adjusted)

Tenant’s Tax Share (Article 4):	Approximately 18.29% (or as later adjusted)

Base Year for Real Estate Taxes (Article 4):	July 1, 2006 - June 30, 2007 (Original Term)

July 1, 2013 - June 30, 2014 (Renewal Term)

Base Year for Operating Expenses (Article 4):	Calendar year 2006 (Original Term)

Calendar year 2014 (Renewal Term)

Renewal Option (Article 2):	One five (5) year Renewal Term upon nine (9) months prior written notice and on the terms set forth in Section 2.06.

Additional Tenant Concession (Article 3):	Landlord shall pay the remainder of Tenant’s rent due under its lease of 1960 Bronson Road, Fairfield, CT on the terms set forth in Section 3.02.

Early Termination Option (Article 2):	Tenant shall have the right to terminate the Lease at the end of the fifth Lease Year on the terms set forth in Section 2.07.

Right of Expansion (Article 33):	Tenant has an option to lease additional space on the first floor of the Building on the terms set forth in Section 33.01.

Parking:	Ten (10) reserved spaces in addition to the non-exclusive use of the Building’s parking area on the terms set forth in Section 6.03.

Guarantor:	None

Broker:	Albert B. Ashforth, Inc. and HK Group

SCHEDULE “A”

RENT SCEHDULE

Lease Year	Annual Base Rent	Monthly Installment

1	$248,063.00	$20,671.92

2	$259,088.00	$21,590.67

3	$270,113.00	$22,509.42

4	$281,138.00	$23,428.17

5	$292,163.00	$24,346.92

6	$303,188.00	$25,265.67

7	$314,213.00	$26,184.42

THIS LEASE is made as of April ________ 2006, between 1375 Kings Highway/777 Commerce Drive Associates, LLC and 14 Mamaroneck Avenue Reinvestment Associates, LLC, each a Connecticut limited liability company (collectively, “Landlord”), with offices at c/o Celestial Capital Group, Inc., 10 East 40th Street, New York, NY 10016, and COMPETITIVE TECHNOLOGIES, INC. (“Tenant”) with offices at 1960 Bronson Road, Fairfield, CT 06824.

ARTICLE 1. DEFINITIONS

1.01. The following terms shall have the meanings set forth opposite each term or in the indicated Section:

“Additional Rent” - Section 4.01

“Additional Space” - Section 33.01

“Alterations” - Section 25.01

“Base Rent” - Section 3.01

“Broker” - Section 29.01

“Building” - That certain real property in which the Demised Premises are located, known as 777 Commerce Drive, Fairfield, Connecticut.

“Commencement Date” - Section 2.03

“Common Areas” - Shall mean all means of egress and ingress, including public sidewalks and walkways, lobbies, vestibules, stairways, corridors, passenger elevators, and public lavatories. It shall also include those portions of the premises that are dedicated for parking and passage of motor vehicles.

“Demised Premises” - The space on the first floor of the Building shown on the floor plan attached hereto as Exhibit “A”.

“Early Termination Option” - Section 2.07

“Landlord’s Work” - The work to be performed by Landlord as described in Exhibit “B” attached hereto.

“Lease Interest Rate” - Shall mean the sum of (i) the prime or base lending rate announced from time to time by the Wall Street Journal plus (ii) three percentage points.

“Lease Summary” - The list of terms attached to this Lease and made a part thereof. The terms set forth in the Lease Summary are incorporated by reference in the applicable Articles of the Lease with the same effect as if set forth in full in such Articles.

“Lease Year” - The period commencing on the Commencement Date and ending on the last day of the month in which the first anniversary of the Commencement Date occurs, and each

12-month period thereafter, except that if the period between the last such anniversary and the end of the Term is less than 12 months, then the last Lease Year shall be such lesser period.

“Legal Holidays” - Shall include New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day, Christmas Day, and any other state or national holiday as may be established from time to time. In addition to the afore- mentioned days, Legal Holidays also shall include days prior or subsequent to the enumerated holidays such as the Friday after Thanksgiving and the Friday immediately succeeding Christmas, when Christmas falls on a Thursday. In addition, if any Legal Holiday falls on a weekend and is celebrated by the State of Connecticut or Federal Government on a weekday, such weekday also shall be deemed a Legal Holiday hereunder.

“Operating Expenses” - Shall mean any or all expenses incurred by Landlord in connection with the operation of the Building, including all expenses incurred as a result of Landlord’s compliance with any of its obligations hereunder, and such expenses shall include: (i) salaries, wages, medical, surgical and general welfare benefits (including group life insurance), pension payments and other fringe benefits of employees of Landlord or Landlord’s Managing Agent engaged in the operation and maintenance of the Building; (ii) payroll taxes, workmen’s compensation, uniforms and dry cleaning for the employees referred to in subdivision (i); (iii) the cost of all charges for steam, heat, ventilation, air conditioning and water (including sewer rental, taxes, septic and well costs, if applicable) furnished to the Building and/or used in the operation of all of the service facilities of the Building and the cost of all charges for electricity furnished to the public and service areas of the Building and/or used in the operation of all of the service facilities of the Building including any taxes on any of such utilities; (iv) the cost of all charges for rent, hazard, casualty, war risk insurance (if obtainable from the United States government) and liability insurance for the Building carried by Landlord; (v) the cost of all building and cleaning supplies for the Building and charges for telephone for the Building; (vi) the cost of all charges for the management of the Building based on a fee equal to the then prevailing rate paid to managing agents of a first class office building in Fairfield County; (vii) the cost of all charges for window cleaning and service contracts with independent contractors for the Building; (viii) the cost of rentals of capital equipment designed to result in savings or reductions in Operating Expenses; (ix) the cost of capital improvements made by Landlord with respect to the maintenance and/or operation of the Building, amortized over the shorter of (A) ten (10) years and (B) the life of such capital improvements; (x) the cost of compliance by Landlord with any federal, state, municipal or local ordinances affecting the Building; (xi) the cost relating to the maintenance and operation of the elevators in the Building; (xii) the cost relating to protection and security; (xiii) the cost relating to lobby decorations and interior and exterior landscape maintenance, snow plowing and maintenance of the parking areas; (xiv) repairs, replacements and improvements which are appropriate for the continued operation of the Building, including, but not limited to, repairs and improvements to the HVAC, plumbing and electrical systems; (xv) painting of non-tenanted areas; and (xvi) professional and consulting fees. Operating Expenses shall not include (xviii) costs of painting and decorating for any tenant’s space; (xix) administrative wages and salaries, including executive compensation; (xx) renting commissions; (xxi) franchise taxes or income taxes of Landlord; (xxii) real estate taxes to the extent included in Article 4; (xxiii) the cost of furnishing electricity and HVAC to Tenant and to any other tenants in the Building who separately pay for the cost of all such services; (xxiv) the cost of providing overtime heat, air-conditioning, and separately metered water to tenants of the Building to the extent that the same are payable by the tenants for whom such services are provided; (xxv) the cost of any work or service provided to any tenant of the Building that is not provided to Tenant under this Lease; and (xxvi) attorney’s fees in preparing and enforcing leases for tenants in the Building.

“Renewal Term” - Section 2.06

“Rent” - Collectively, the Base Rent and the Additional Rent.

“Rent Commencement Date” - Section 3.01

“Security Deposit” - Section 30.01

“Structural” - Shall mean the parts of the Building which are integral to the structure of the Building, and includes: stairwells and towers; foundations; sub-flooring; column supports; load bearing walls; roof; exterior walls above and/or below grade; fire escapes; and anything integral to the support of the Building.

“Taxes” - Shall mean all real estate taxes, school taxes, sewer rents, rates and charges, assessed, levied or imposed upon the Building (including special or extraordinary assessments), and all assessments or other governmental charges, general, specific, assessed, levied or imposed upon the Building, and “Tax” shall mean any of such taxes. There shall be excluded from Taxes any capital stock, income, inheritance, estate, succession, transfer, sales, gift or similar taxes of Landlord or any franchise or unincorporated business tax upon Landlord. If, due to a change in the method of taxation, any franchise, income, profit or other tax, however designated, shall be levied against Landlord in substitution, in whole or in part, for, or in lieu of, any tax which would otherwise constitute a Tax, such franchise, income, profit or other tax shall be deemed to be a Tax for the purpose hereof.

“Tenant’s Share of Operating Expenses” - Section 4.03

“Tenant’s Work” - The work to be performed by Tenant (if any) as described in Exhibit “B” attached hereto.

“Tenant’s Tax Share” - Section 4.02

“Term” - Section 2.02

ARTICLE 2. DEMISE AND TERM

2.01. Landlord hereby leases to Tenant, and Tenant hires from Landlord, the Demised Premises, for the Term and at the Rent described below, and otherwise upon the terms of this Lease.
2.02. The “Term” is the number of years specified in the Lease Summary, plus the number of days necessary so that the Term shall end on the last day of a calendar month. The Term shall commence on the Commencement Date, and shall end on such earlier date on which the Term may be canceled or terminated pursuant to this Lease or as provided by law.

2.03. The “Commencement Date” shall be the date upon which Landlord notifies Tenant that Landlord’s Work, as described on Exhibit B attached hereto, has been “substantially completed”; i.e., with the exception of minor “punch list” items that: (i) do not materially interfere with Tenant’s use of the Demised Premises for the purpose specified in the Lease Summary, (ii) do not unreasonably interfere with the completion of Tenant’s fitout work, if any, and (iii) can be remediated or completed within thirty (30) days after the Commencement Date. Tenant shall cooperate with Landlord and promptly approve or specify any change in the drawings and specifications submitted by Landlord for Landlord’s Work. If Tenant shall delay in such approval and/or specification so that Landlord is unable to begin work within fifteen (15) days of the date on which this Lease is executed and delivered, or shall specify any item other than those offered by Landlord as building standard and such item is not immediately available, then the completion of Landlord’s Work will be deemed to occur one day earlier for each day of the delay than the date on which Landlord’s Work has been substantially completed. Landlord represents that, on or before the Commencement Date, a permanent or temporary certificate of occupancy will have been issued for the Demised Premises by the applicable municipal building authority. If the certificate of occupancy is temporary, it shall permit Tenant to use the Demises Premises for the purposes stated in this Lease, and Landlord shall diligently pursue the issuance of a permanent certificate of occupancy.

2.04. Landlord will provide Tenant reasonable access to the Demised Premises prior to the Commencement Date for the purposes of installation of its telecommunications wiring and equipment, and to otherwise prepare the Demised Premises for its occupancy, provided that such work does not interfere with the timely completion of Landlord’s Work. Such entry shall be on all the terms of this Lease applicable during the Term other than the payment of Base Rent.

2.05. If Landlord is unable to give Tenant possession of the Demised Premises by August 15, 2006, Landlord shall not be subject to any liability for failure to give possession and the validity of this Lease shall not be impaired, nor shall the same be construed to extend the Term, but the Commencement Date shall be the date when Landlord shall have given Tenant notice that the Demised Premises are ready for occupancy. If Landlord gives Tenant possession of the Demised Premises after August 15, 2006, and provided that such delay is not caused by Tenant’s failure to promptly submit and/or approve plans and specifications for Landlord’s Work or Tenant’s Work (if any) or by Tenant’s selection of a non-Building standard item that is not immediately available, then the Rent Commencement Date shall be extended by two (2) additional days for each day beyond August 15, 2006 that Landlord’s Work is not substantially completed as defined in Section 2.03.

2.06. Tenant may renew this Lease for one additional term of five (5) years (“Renewal Term”), to commence upon the expiration of the Term, provided that Tenant is not in default hereunder on the expiration date of the Term, or on the date that Tenant shall give notice of its election to renew this Lease. Tenant shall exercise the renewal option by giving Landlord written notice of its election to do so at least nine (9) months before the Term expires. The Renewal Term shall be upon the same terms and conditions provided in this Lease, except for (i) Base Rent, which shall be ninety-five (95%) percent of fair market value for the first Lease Year of the Renewal Term, but in no event less than the Base Rent payable by Tenant in the last year of the Term, with annual increases of $1.00 per R.S.F. for each remaining year of the Renewal Term and (ii) the Base Year for Taxes and the Base Year for Operating Expenses, which shall be readjusted as set forth in the Lease Summary. If the parties cannot agree upon fair market value, it shall be determined by two (2) independent brokers, one chosen by Tenant and one chosen by Landlord, provided that neither broker has represented Tenant or Landlord in the preceding two years. In the event that such brokers shall be unable to agree on fair market value, they shall choose a third broker who, together with the other two brokers, shall jointly determine fair market value.

2.07. Tenant shall have the one-time option to terminate this Lease upon the expiration of the fifth Lease Year, by (i) giving Landlord written notice thereof not less than nine (9) months prior to the termination date and (ii) paying to Landlord with its written notice the sum of $28,126.00. This payment represents the agreed upon liquidated damages for early termination of this Lease. Tenant shall not have the right to exercise this option if it is in default under this Lease beyond any applicable notice and cure period at the time that the required written notice is given by Tenant, or at any time thereafter prior to the termination date.

ARTICLE 3. BASE RENT

3.01. The “Rent Commencement Date” shall be the date specified in the Lease Summary. During the Term, commencing on the Rent Commencement Date, Tenant shall pay to Landlord Base Rent for each Lease Year at the rate specified in the Lease Summary, without notice, demand, abatement, set off or counterclaim, at the office of Landlord indicated above, or at such other place as Landlord may designate in writing, in equal monthly installments in advance on the first day of each month, except the first month’s installment of Base Rent shall be payable upon the execution of this Lease. If the Rent Commencement Date shall occur on a day other than the first day of a calendar month, the Base Rent shall be prorated for the period from the Rent Commencement Date to the last day of such calendar month.

3.02. Beginning on the Commencement Date, Landlord will pay the base rent and additional rent for the remaining term of Tenant’s lease (“Stub Rent”) at 1960 Bronson Road, Fairfield, CT, which lease expires on December 31, 2006. Prior to the Commencement Date, Tenant shall substantiate the Stub Rent by giving Landlord copies of its lease and recent rent bills. In no event shall Landlord’s liability for Stub Rent exceed $84,375.00. Such payments shall be made from an escrow account created on or before the Commencement Date. If the Stub Rent on the Commencement Date is for a period of less than six (6) months, then in addition to paying the Stub Rent, Landlord also shall give Tenant a credit for the amount of Stub Rent representing the difference between the Stub Rent owing on the Commencement Date and six months’ Stub Rent, which credit shall be applied against the Base Rent due under this Lease. In no event shall Landlord be responsible for more than six (6) months of Tenant’s Stub Rent. Landlord shall indemnify Tenant for any damages, claims, charges and expenses, including reasonable attorneys’ fees, which may be incurred by or asserted against Tenant by reason of Landlord’s breach of the obligations set forth in this Section 3.02.

ARTICLE 4. ADDITIONAL RENT

4.01. In addition to the Base Rent, Tenant shall pay to Landlord as Additional Rent any and all other sums provided in this Lease to be paid by Tenant to Landlord. Notwithstanding any terms contained in Article 3 of this Lease, Tenant’s obligation to pay Additional Rent shall commence upon the Commencement Date. Additional Rent shall be paid without demand, abatement, set off or counterclaim, at the office of Landlord indicated above, or at such other place as Landlord may designate in writing, within thirty (30) days after Landlord shall have rendered and Tenant shall have received a bill on account thereof. The nonpayment of Additional Rent shall entitle Landlord to exercise all rights and remedies as are provided in the case of nonpayment of Base Rent.

4.02. Tenant shall pay that percentage set forth in the Lease Summary as “Tenant’s Tax Share”, of the excess, if any, of the Taxes for each Lease Year after the Base Year over the Taxes for the Base Year specified in the Lease Summary.

4.03. Tenant shall pay that percentage set forth in the Lease Summary as “Tenant’s Share” of Operating Expenses of the excess, if any, of the Operating Expenses for each Lease Year after the Base Year over the Operating Expenses for the Base Year specified in the Lease Summary.

4.04. Landlord may elect to bill Tenant monthly on account of Additional Rent by reason of Taxes and/or Operating Expenses, in amounts equal to 1/12th of Landlord’s reasonable estimate of the amount of such Additional Rent to be incurred for the current Lease Year, and in such event, Tenant shall pay such monthly bills within ten (10) business days of receipt. Promptly after actual Additional Rent for such Lease Year shall have been determined, Landlord shall reconcile the amounts paid on account thereof with the actual amount of such Additional Rent and render a statement to Tenant. Upon request, Landlord shall, at Tenant’s sole cost and expense (except if the audit reveals overcharges exceeding 5%, Tenant’s reasonable audit expenses shall be reimbursed by Landlord), provide Tenant with copies of invoices or other documentary evidence in support of Landlord’s statement for Operating Expenses, but in no event more than once annually. Any underpayment shall be paid within thirty (30) days of such statement or Landlord may request Tenant to include such underpayment in the Base Rent next due. Any over-payment shall be credited against the Rent next due.

ARTICLE 5. ELECTRICITY

5.01. Landlord shall supply electricity to the Demised Premises on a submetered basis. Tenant shall pay to Landlord, on a monthly basis, as Additional Rent, the amounts determined by the submeter installed for the purpose of measuring the electric consumption of the Demised Premises, calculated by applying to Tenant’s measured electrical demand and consumption 100% of the public utility rate schedule then applicable to Landlord for purchase of electricity for the Building. Where more than one submeter measures the service to Tenant, the service rendered through each submeter may be computed and billed separately to Tenant. Bills for electric energy shall be rendered at such times as Landlord may elect and such amount shall be paid by Tenant as Additional Rent within ten (10) business days from the date Landlord invoices Tenant for such charges. Upon request, but in no event more than once annually, Landlord shall, at Tenant’s sole cost and expense, furnish to Tenant copies of public utility invoices and any other documents used by Landlord to compute Tenant’s usage of electricity.

5.02. Notwithstanding any provision set forth in this Article 5, Landlord shall make reasonable efforts to supply electricity to the Demised Premises on a direct metered basis. Tenant shall pay the cost of installing and maintaining the meter, and the costs of such service shall be paid directly by Tenant to the public utility provider. A default by Tenant in the payment of its electric bills beyond any applicable notice by Landlord and cure period under Section 17.01 shall be deemed a default by Tenant under this Lease.

5.03. Tenant agrees at all times that its use of electric current shall not exceed the capacity of existing feeders to the Buildings or the risers or wiring installation. Tenant shall make no electrical installations, alterations, additions or changes to electrical equipment or appliances without the prior written consent of Landlord in each instance. Tenant shall at all times comply with the rules, regulations, terms and conditions applicable to service equipment, wiring and requirements of the utility supplying electricity to the Building. If, in Landlord’s reasonable judgment, Tenant’s electrical requirements necessitate installation of additional risers, feeders or other proper and necessary equipment, and if Landlord has approved such installation, the same shall be installed by Landlord at Tenant’s sole expense, which shall be chargeable and collectible as Additional Rent and paid within ten (10) business days after rendition of a bill to Tenant therefor. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical service furnished to the Demised Premises by reason of any requirement, act or omission of the utility serving the Building or for any reason not attributable to Landlord.

ARTICLE 6. USE AND COMMON AREAS

6.01. Tenant shall use the Demised Premises for the purpose specified in the Lease Summary and for no other purpose, and subject to the Rules and Regulations attached hereto as Exhibit “C”.

6.02. Tenant, its employees, agents, customers and invitees, shall have the non-exclusive right for and during the Term to use the Common Areas, as from time to time constituted, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, and their employees, agents, customers and invitees, subject to such changes in the Common Areas and to such reasonable rules and regulations as Landlord may from time to time make or promulgate. Tenant shall not at any time interfere with the rights of other tenants and occupants and their respective employees, agents, customers and invitees or any others whom the Landlord has granted or may hereafter grant rights, to use any part of the Common Areas. Landlord may, at any time and from time to time, close any Common Areas to make repairs or changes therein, to effect construction, repairs or changes within the Building, to preclude a claim of title by adverse possession, and may do such other acts in and to the Common Areas as in its sole judgment may be desirable to improve the convenience thereof.

6.03. Landlord shall reserve ten (10) parking spaces, five (5) located in the parking area in the front of the Building and five (5) located in the parking area in the rear of the Building, for the exclusive use by Tenant, its principals, officers and employees. Such spaces shall be as close as possible to the Building. In addition to the reserved parking spaces, Tenant, its employees, agents, customers and invitees shall have the non-exclusive right for and during the Term to use the parking areas of the Building, as from time to time constituted, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, and their employees, agents, customers and invitees, subject to such reasonable rules and regulations as Landlord may from time to time promulgate. Tenant’s non-exclusive right to use the parking areas of the Building will be on a non-reserved, “first come, first served” basis and no overnight parking shall be permitted. During the Term, no additional charge shall be imposed upon Tenant, its employees, agents, customers and invitees for their use of the parking areas of the Building.

6.04. Tenant shall keep the Demised Premises free of hazardous substances/materials as defined by applicable federal, state or local laws and not cause or permit the Demised Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, produce or process hazardous substances/materials except in compliance with all applicable federal, state or local laws or regulations. Tenant shall be responsible and pay for all costs of segregating, packaging, treating, transporting and disposing of all hazardous or infectious waste generated by Tenant at or from the Building. All hazardous or infectious waste shall be identified, segregated, measured, stored and disposed of by Tenant in a manner that complies with all federal, state and local laws or regulations applicable to hazardous or infectious waste. None of the Common Areas may be used by Tenant for the storage or disposal of hazardous or infectious waste. Landlord represents that on the Commencement Date, the Demised Premises will be free of hazardous substances/materials as defined by applicable federal, state or local laws.

ARTICLE 7. UTILITIES AND SERVICE

7.01. Landlord shall furnish hot and cold water in the public lavatories located on the floor(s) on which the Demised Premises are located, and shall furnish separately metered hot and cold water to the Demised Premises if the Demised Premises include plumbing fixtures. The installation of the meter shall be at Landlord’s expense.

7.02. Landlord shall furnish heat and cooling to the Demised Premises through a separate HVAC system which, prior to installation, shall be subject to reasonable review by Tenant’s engineers. Tenant’s consumption of heat shall be measured by submeter and calculated by applying to Tenant’s consumption 100% of the public utility rate schedule then applicable to Landlord for purchase of gas for the Building. Bills for heat shall be rendered at such times as Landlord may elect, and such invoices shall be paid by Tenant as Additional Rent within ten (10) business days of Tenant’s receipt thereof. Tenant’s consumption of electricity for air conditioning shall be measured and payable as set forth in Section 5.01.

7.03. Landlord shall furnish automatic, non-attended elevator service for the Demised Premises in common with other tenants in the Building.

7.04. Landlord shall furnish electrical energy to the Demised Premises for ordinary small office machines, PC’s, lighting fixtures for use during typical business hours, a microwave, refrigerator and coffee machines. Tenant shall not connect any machines that exceed the capacity of the electrical system serving the Demised Premises or dissipate heat in excess of that for which the HVAC system is designed, and agrees that the connected load in the Demised Premises shall not in the aggregate exceed 5 watts at 120 volts single phase per rentable square foot, exclusive of air conditioning, except with the prior written consent of Landlord.

7.05. It is understood that if any services to be provided by Landlord are interrupted by reason of accident, construction or any other reason (other than the intentional misconduct or negligence of Landlord), such interruption shall not be deemed a constructive eviction, Landlord shall not be liable in damages to Tenant, and Tenant shall not be entitled to an abatement of
Rent. However, Landlord shall use reasonable efforts to promptly and diligently restore service and take all steps reasonably necessary to minimize the deprivation of services to Tenant.

ARTICLE 8. REPAIRS AND MAINTENANCE

8.01. Throughout the Term, Tenant shall, at its own cost and expense, be responsible for all non-structural repairs within the Demised Premises and any Structural repairs to the Demised Premises or Building or Building systems caused by actions or omissions of Tenant, its employees, agents or invitees. Tenant shall bear all costs of light bulbs for use in the Demised Premises. Subject to Tenant’s Share of Operating Expenses, Landlord shall be responsible for Structural repairs within the Demised Premises or to the Building, except for those necessitated by actions or omissions of Tenant, its employees, agents or invitees. Tenant shall, at its sole cost and expense, maintain the HVAC units that solely service the Demised Premises, but Landlord shall, at its sole cost and expense, replace such HVAC units, if necessary.

8.02. Landlord shall provide cleaning in the Demised Premises, including the cleaning of exterior windows, in accordance with the cleaning specifications attached hereto as Exhibit “D.” Tenant shall not clean, nor require, permit or allow any exterior window in the Demised Premises to be cleaned from the outside.

8.03. Landlord shall maintain, or cause to be maintained, the Common Areas and parking areas in good order and repair, including removal of snow from all outdoor areas and walkways in accordance with sound management practices of comparable buildings.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.01. Tenant may not assign its interest in all or part of the Demised Premises, nor sublease all or part of the Demised Premises or permit any other person to use or share any space therein, without the prior written consent of Landlord in each case, which consent shall not be unreasonably withheld. Tenant shall pay Landlord’s reasonable attorneys’ fees and other reasonable expenses for reviewing and documenting any requested assignment or sublease, regardless of whether Landlord consents thereto. It shall not be deemed unreasonable for Landlord to withhold consent to an assignment or sublease of this Lease if the proposed assignee/subtenant shall have a net worth less than the Tenant or if the use for which the proposed assignee or subtenant would employ the Demised Premises would violate the Building’s Rules and Regulations, or any then existing exclusive use provisions contained in other leases for the Building.

9.02. For purposes of this Lease, if Tenant shall be other than a natural person, the term “assignment” shall be deemed to include the sale or other transfer of a majority of the shares or other equity interests in Tenant, in one transaction or a series of related transactions, and shall include any event which by operation of law vests this leasehold interest in any person other than the person named as Tenant in the Lease Summary.

9.03. Notwithstanding anything contained herein to the contrary, and provided that Tenant is not in default under this Lease, Tenant may, without the consent or approval of Landlord, assign this Lease or sublease any portion of the Demised Premises to an entity that is the result of a merger or consolidation with Tenant, or to an entity under the common control of Tenant. Tenant shall give Landlord notice of any assignment or sublease covered by this Section 9.03 and a copy of the assignment or sublease agreement.

9.04. No consent by Landlord to any assignment or sublease (including an assignment or sublease permitted by Section 9.03) shall be deemed to release Tenant from its obligations under this Lease.

9.05. Whenever Tenant shall request Landlord’s consent to an assignment of this Lease or a subletting of the Demised Premises or a portion thereof, Tenant shall be deemed to have offered to terminate the Term (or, if less than all the Demised Premises is to be sublet, then such offer shall be deemed to be for the termination of this Lease as to the portion of the Demised Premises proposed to be sublet). At any time within thirty (30) days after Tenant shall have made such request and furnished to Landlord all information regarding the proposed transaction and the proposed assignee or subtenant as Landlord reasonably requests, including all consideration to be paid in connection therewith, Landlord may elect, by giving notice to Tenant, to terminate the Term or to terminate this Lease as to that portion of the Demised Premises to be sublet, as the case may be, effective on the date on which such assignment or sublease was to become effective. In case of a partial termination, the expense of lawfully dividing the space shall be borne by Tenant. Notwithstanding the foregoing, Landlord shall not have the right to terminate the Lease if Tenant withdraws its request for Landlord’s consent to a proposed assignment or sublease by written notice to Landlord within five (5) business days of Landlord’s denial of such request.

9.06. Tenant shall indemnify Landlord from and against any claim brought by any broker, or by any assignee or subtenant, in any such transaction proposed by Tenant.

9.07.  Tenant shall not advertise for the purpose of assigning or subletting the Demised Premises. Tenant shall not negotiate with, assign or sublease to any other tenant or occupant in the Building, or any potential tenant with whom Landlord is negotiating or with whom Landlord or Landlord’s agent has dealt within the twelve (12) months immediately preceding Tenant’s request for Landlord’s consent to any such assignment or sublease.

ARTICLE 10. WORK BY LANDLORD

10.01. Tenant shall take the Demised Premises in its “as is” condition on the date of this Lease, except for Landlord’s Work to be performed by Landlord, as shown on Exhibit “B” attached hereto. Space planning for a test fit shall be performed by Tenant’s architect, at Tenant’s sole cost and expense. Landlord shall pay for and perform construction for Landlord’s Work and pay all architect and engineering fees in connection with Landlord’s Work, except for the space planning fees of Tenant’s architect.

ARTICLE 11. COMPLIANCE WITH LAWS AND INSURANCE

11.01. Tenant shall, at its own cost and expense, execute and comply with all notices, orders, rules, regulations, requirements, ordinances and laws of the village, town, county, state and federal governments, and/or each and every department, bureau and office thereof, to the extent that any such notices, rules, orders, regulations, requirements, ordinances or laws at any time issued and enforced shall be applicable to the interior of the Demised Premises and to the use and occupancy thereof, provided, however, that Tenant shall not be responsible for Structural repairs, unless the Structural repair is necessitated by the actions or omissions of Tenant, its employees, agents, or invitees. Landlord shall comply with requirements of the Americans with Disabilities Act of 1990 that pertain to the Demised Premises and any other laws applicable to the Building (excluding, however, those applicable to the interior of the Demised Premises or to Tenant’s use and occupancy thereof).

ARTICLE 12. SIGNS

12.01. Landlord shall furnish and install, at Landlord’s sole cost and expense, the Building tenant standard signage on the entrance door to the Demised Premises. Landlord shall provide Tenant one listing on its lobby directory and one listing on the directory on the floor on which the Demised Premises are located. Tenant shall not erect any signs on the exterior of the Demised Premises or on any exterior windows without Landlord’s consent.

ARTICLE 13. INSURANCE

13.01. Tenant agrees to obtain and maintain during the Term commercial general public liability and property damage insurance written on an occurrence form, naming Landlord as additional insured, insuring against liability thereunder in a single limit amount of not less than Three Million Dollars ($3,000,000) combined single limit, including bodily injury, property damage, personal injury and contractual coverage against the liability assumed under this Lease. Such insurance shall be written by insurance companies which are licensed and authorized to do business in the State of Connecticut and rated no less than A-7 by Bests. In no event shall the limits of said insurance be considered as limiting the liability of Tenant under this Lease. Such insurance shall cover claims made by or on behalf of any person, firm or corporation and arising from, related to, or connected with, the conduct and operation of Tenant’s operations within or around the Building. Said insurance policy shall also provide that at least thirty (30) days prior written notice shall be given to Landlord of any cancellation, material change or non-renewal thereof. The policy or policies, or duly executed certificates for the same, together with satisfactory evidence of payment of premiums thereon, shall be deposited with Landlord prior to the Commencement Date, and evidence of renewals thereof shall be deposited with Landlord not less than seven (7) business days prior to the expiration thereof. If Tenant fails to comply with such requirement, Landlord may obtain such insurance and keep the same in effect, and Tenant shall pay Landlord upon demand as Additional Rent, the cost thereof.

13.02. Any loss or damage by theft, fire or the elements or any other cause, to the contents of the Demised Premises, including all trade fixtures and furniture, and all other personal property belonging to Tenant, shall be at the sole risk of Tenant. Tenant agrees to obtain and maintain during the Term “All Risk” or “Special Form” insurance in an amount equal to the replacement cost of all furnishings, and trade fixtures, within the Demised Premises, such amounts to be reviewed at least every three years and revised to reflect then current costs. Landlord shall be named as additional insured in such policy as respect to Landlord’s interest in leasehold improvements. Said policy shall also provide that at least thirty (30) days prior written notice shall be given to Landlord of any cancellation, amendment or non-renewal thereof. Tenant shall provide Landlord with a certificate evidencing such coverage, and evidence of renewals thereof shall be deposited with Landlord not less than seven (7) business days prior to the expiration of the terms of such policy. If Tenant fails to comply with such requirement, Landlord may obtain such insurance and keep the same in effect and Tenant shall pay Landlord, upon demand, as Additional Rent, the cost thereof.

13.03. Tenant agrees to obtain and maintain during the Term workers’ compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the workers’ compensation laws of Connecticut.

13.04. Each party (a “damaged party”) hereby releases the other party (the “other party”) from any liability to the damaged party on account of any damage to the property of the damaged party arising out of any casualty or other loss included within a standard form of “all-risk” insurance even if such damage is the result of the fault or negligence of the other party; provided, however, that if the damage is covered by an insurance policy actually maintained by the damaged party and the release provided by this sentence would invalidate or be in conflict with such policy and such policy was purchased by the damaged party in compliance with the following paragraph, then such release shall be inapplicable to the damage covered by such policy.

No party (the “procuring party”) shall obtain or accept any insurance policy which would be invalidated by or would conflict with the release provided for in the prior paragraph (a “policy without waiver”) unless a policy which would not be so invalidated and would not conflict with such release (a “policy with waiver”) (i) is unobtainable and the procuring party has so notified the other party, or (ii) is obtainable but only at a premium in excess of that payable for a policy with waiver and the procuring party has so notified the other party (including in its notice a statement of the amount of the additional premium) and the other party within 30 days of its receipt of such notice fails to offer to pay such additional premium (or, if the other party is Tenant, Tenant’s Tax Share thereof).

   13.05. If Tenant shall use the Demised Premises in a manner other than that permitted in this Lease and as a result Landlord is required to pay an increased premium for insurance, Tenant will reimburse Landlord for such increase. Landlord agrees to obtain and maintain throughout the Term such additional insurance against such perils and in such amounts as may be reasonably required by prudent owners of properties similar in type to the Building in Fairfield County, including at a minimum insurance against casualty and similar risks in the full replacement value of the Building.

ARTICLE 14. LATE CHARGES

14.01. If Tenant fails to pay Landlord any installment of Base Rent or Additional Rent when due, such overdue payment shall bear interest at the Lease Interest Rate from the date it was due until paid, and if such failure shall continue for ten (10) business days after written notice, then Tenant agrees to pay Landlord, as liquidated damages for such failure, a late charge of four ($.04) cents for each dollar ($1.00) of such installment.

ARTICLE 15. CASUALTY

15.01. If the Demised Premises shall be damaged by fire or other casualty, then unless Landlord shall elect to terminate the Term as provided in Section 15.02, Landlord shall repair and restore the Demised Premises to the extent that proceeds of casualty insurance are available therefor and promptly after receipt of such insurance proceeds. To the extent the Demised Premises shall have been rendered untenantable by such damage, Rent shall abate until Landlord has completed such repair and restoration.

15.02. If the Demised Premises are damaged by fire or other casualty in the last twelve (12) months of the Term, if at any time the Demised Premises shall be rendered substantially untenantable by fire or other casualty, or if the Building shall be so damaged by fire or other casualty that substantial restoration shall, in Landlord’s judgment, be required (whether or not the Demised Premises shall have been damaged by such fire or other casualty), then in any such event Landlord may elect to terminate the Term by giving Tenant notice within 120 days after the date of such fire or other casualty.

15.03. If the Demised Premises are rendered substantially untenantable by fire or other casualty in the last twelve (12) months of the Term, Tenant may elect to terminate the Term by giving Landlord notice within twenty (20) days of the date of such fire or other casualty. If at any time Landlord has not repaired or restored the Demised Premises within 120 days of the date of any fire or other casualty, subject to extensions of up to ninety (90) days due to causes beyond Landlord’s reasonable control, then Tenant may elect to terminate the Term by giving Landlord notice within twenty (20) days after such 120-day period as such period may have been extended; provided, however, that if Landlord notifies Tenant that the anticipated date of completion of such repair and restoration will be a date after the aforesaid deadline, then the time for Tenant to exercise its right to terminate under this Section 15.03 shall expire twenty (20) days after Landlord’s notice is given.

ARTICLE 16. BANKRUPTCY

16.01. Should Tenant at any time during the Term become insolvent, make a transfer in fraud of creditors, make a general assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, file or suffer to be filed a petition in bankruptcy against it, or should a receiver or trustee be appointed for Tenant’s property and said appointment shall not be vacated within ninety (90) days thereafter, or should Tenant’s leasehold interest be levied on and the lien thereof not discharged within ninety (90) days after the said levy has been made, then upon the happening of any of the events set forth in this paragraph, Landlord shall have the right, at its election, to consider the same a material default on the part of Tenant, and terminate the Term as in the case of a violation by the Tenant of any of the terms, covenants, and conditions of this Lease.

ARTICLE 17. DEFAULTS

17.01. If (i) Tenant shall default in the payment of Rent as and when due hereunder, and such default shall continue for a period of three (3) business days after written notice of such default from Landlord (provided, however, that Landlord shall not be obligated to give such notice to Tenant more than twice in any Lease Year, and any default in the payment of Rent thereafter shall be deemed to occur three (3) business days from the date it was due without such notice), or (ii) Tenant shall default in fulfilling any other obligation, provision, condition or covenant of this Lease, and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord specifying such default, (iii) the Demised Premises shall become vacant or deserted, or (iv) any execution or attachment shall be issued against Tenant or any of its property whereupon the Demised Premises shall be taken or occupied or attempted to be taken or occupied by some one other than Tenant and the same shall not be bonded or dismissed or discharged as promptly as may be under circumstances then, and in any such event, Landlord may give ten (10) business days written notice of intention to end the Term, and then upon the expiration of said ten (10) business days, the Term shall expire as fully and completely as if that day were the day definitely fixed herein for the expiration of the Term, and Tenant shall quit and surrender the Demised Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

17.02. If the notices provided in the above paragraph shall have been given and the Term shall expire as aforesaid, then Landlord may, pursuant to legal process, if any be applicable, re-enter the Demised Premises, either by force or otherwise, and dispossess Tenant and the legal representatives of Tenant, or other occupants of the Demised Premises, by summary proceeding or otherwise, and remove their effects and hold the Demised Premises as if this Lease had not been made.

17.03. In case of such default, re-entry, expiration and or dispossess by summary proceedings or otherwise, (i) the Rent shall become due thereupon and be paid up to the time of such reentry, dispossess or expiration, together with such expenses as Landlord may incur for legal expenses, reasonable attorneys’ fees, brokerage and/or putting the Demised Premises in such condition as Landlord may determine is advisable or necessary good order for re-rental, (ii) Landlord may re-let the Demised Premises or any part or parts thereof, either in its own name or otherwise, for a term or terms which may, at its option, be shorter or longer than the period which would otherwise have constituted the remainder of the Term of this Lease to such extent as Landlord, in Landlord’s reasonable judgment, considers advisable and necessary to re-let the same; and (iii) Tenant, or its successors, shall also pay Landlord, any deficiency between the Rent, and the net amount, if any, of the rents collected on account of the lease or leases of the Demised Premises for each month of the period which would otherwise have constituted the remainder of the Term. Any such deficiency shall be paid in monthly installments on the first day of each calendar month, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding.

17.04. Whether or not Landlord shall have collected any monthly deficiency as aforesaid, Landlord shall be entitled, at its option, to elect to recover from Tenant, and in such event Tenant shall pay to Landlord on demand in lieu of any further such deficiency, as liquidated damages, a sum calculated as follows: the excess, if any, of (i) the aggregate Rent which would have been payable by Tenant under this Lease (conclusively presuming the Additional Rent to be at the same rate as was payable for the twelve (12) months immediately preceding such re-entry by Landlord) for the period commencing with the last date to which Rent was paid (less any such deficiency collected) and ending on the date set for the expiration of the Term had this Lease not been terminated or Landlord not re-entered the Demised Premises, over (ii) the aggregate rental value of the Demised Premises for the same period, both discounted to their present value at 4% per annum. Nothing herein shall be construed as limiting the recovery by Landlord against Tenant of any sum or damages to which, in addition to the deficiency or damages described above, Landlord may be entitled by reason of any default of Tenant under this Lease prior to such re-entry. Landlord shall make reasonable efforts to mitigate its damages upon a default by Tenant under this Lease.

17.05. Landlord, at its option, may make such alterations in the Demised Premises as in Landlord’s judgment are advisable or necessary for the purpose of re-letting the Demised Premises, and the making of such alterations shall not operate or be construed to release Tenant from any liability hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy in law or equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, for any just cause, or in the event of Landlord obtaining possession of the Demised Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

ARTICLE 18. EMINENT DOMAIN

18.01. If the whole or any part of the Demised Premises shall be taken in any condem-nation proceedings or by right of the exercise of eminent domain or private purchase in lieu thereof by a public body vested with the power of eminent domain, then, the Tenant and all rights of the Tenant hereunder shall immediately cease and terminate, and the Rent shall be apportioned and paid to the date of such termination.

18.02. If a portion of the Building other than the Demised Premises is so taken, then Landlord shall have the right to elect to terminate the Term and all rights of Tenant hereunder effective on the date specified by Landlord in a written notice to Tenant. If a portion of the Building other than the Demised Premises that is taken materially affects Tenant’s use or occupancy of the Demised Premises, Tenant also shall have the right to elect to terminate the Term by thirty (30) days written notice to Landlord of such termination. If Landlord shall not so elect to terminate the Term, then this Lease shall remain unaffected by such taking and Landlord shall, to the extent funds are available out of the award received, restore the Building to a useable condition and as nearly as practicable to its condition prior to such taking.

18.03. The entire award payable as a result of any such taking shall be the sole property of Landlord, and Tenant shall have no claim to any such award on account of the value of this leasehold estate and shall not be entitled to participate in the proceeding. Tenant shall be entitled to pursue any separate award to which the law may entitle Tenant for moving expenses and like matters that does not reduce the award to Landlord.

ARTICLE 19. SURRENDER

19.01. At the expiration or sooner termination of the Term, Tenant shall surrender to Landlord the Demised Premises vacant, broom clean and in good order and repair and safe condition, reasonable wear and tear, damage by casualty and any repairs that Tenant is not required to make, excepted. All Alterations shall remain upon and be surrendered with the Demised Premises, unless Landlord shall elect to require Tenant to remove any Alterations and restore the Demised Premises to substantially their condition at the Commencement Date. Tenant’s obligation to restore shall include any requirements imposed by Landlord’s consent to Tenant’s alteration request (Article 25). All furniture, furnishings and trade fixtures, including without limitation, murals, carpets, rugs, business machines and equipment, apparatus and any other movable property installed by Tenant or at the expense of Tenant, shall be removed by Tenant and any damage caused by such removal shall be repaired by Tenant. Any property of Tenant which remains in the Demised Premises after the expiration of the Term shall be deemed to have been abandoned by Tenant and may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit at the expense of Tenant.

19.02. In the event Tenant fails to timely surrender the Demised Premises as provided in Section 19.01, Tenant, at the option of Landlord, shall be deemed to be occupying the Demised Premises as a tenant from month to month, at a monthly Rent equal to one and a half (1.5) times the Rent payable by Tenant in the last month of the Term. Tenant agrees to indemnify Landlord against all charges, costs, fees, expenses, claims and damages incurred by Landlord as a result of Tenant’s failure to timely surrender the Demised Premises as provided in Section 19.01, including, without limitation, any claims made by a succeeding or prospective tenant founded on such delay.

ARTICLE 20. NON-LIABILITY AND INDEMNIFICATION

20.01. Tenant shall defend, indemnify and save harmless Landlord and its agents and employees against and from any and all liabilities, obligations, damages, penalties, claims, costs charges and expenses, including reasonable attorneys’ fees, which may be imposed upon, incurred by or asserted against, Landlord and/or its agents or employees by reason of any act, occurrence or omission within, or pertaining to, the Demised Premises or the business conducted therein during the Term, except if caused by the negligent act, negligent omission or willful misconduct of Landlord, its agents, employees contractors and/or licensees or by reason of Landlord’s breach of this Lease. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon written notice from Landlord shall at Tenant’s expense resist or defend such action or proceeding by reputable, competent counsel reasonably approved by Landlord, and Landlord shall have the right to direct the defense of such action or proceeding.

20.02. Landlord shall defend, indemnify and save harmless Tenant and its agents and employees against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon, incurred by or asserted against, Tenant and/or its agents or employees, by reason of any act, occurrence or omission within, or pertaining to, the Building other than the Demised Premises, except if caused by the negligent act, negligent omission or willful misconduct of Tenant its agents, employees, contractors and/or licensees or by reason of Tenant’s breach of this Lease. In case any action or proceeding is brought against Tenant by reason of any such claim, Landlord upon written notice from Tenant shall at Landlord’s expense resist or defend such action or proceeding by reputable, competent counsel reasonably approved by Tenant, and Tenant shall have the right to direct the defense of such action or proceeding.

20.03. Landlord (and its members, managers, beneficial owners, employees and agents) shall have no personal liability with respect to this Lease. Tenant agrees to look solely to the interest of Landlord in the Building, and shall have no recourse to any other asset of Landlord for the enforcement of any obligation or the satisfaction of any liability to Tenant arising under this Lease, the relationship of the parties, or any other liability or obligation of Landlord to Tenant.

20.04. Tenant waives any claim for damages against Landlord based on the assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval, and Tenant agrees that its sole remedy shall be an action to enforce any provision relating to such consent or approval or for specific performance or declaratory judgment. This waiver shall not apply to post judgment damages resulting from Landlord’s refusal to comply with any judicial determination.

ARTICLE 21. ACCESS TO DEMISED PREMISES

21.01. Tenant shall have access to the Demised Premises 24 hours a day 7 days a week through the Building’s security system, which shall be furnished by Landlord at its sole cost and expense. Landlord, its duly authorized agents and representatives, shall have the right to enter into and upon the Demised Premises, or any part thereof, at all reasonable hours upon reasonable notice for the purpose of examining the same or making such repairs, alterations or improve- ments to the Demised Premises and/or the Building as Landlord may deem necessary or desirable. Landlord shall have the right, at all reasonable hours and upon reasonable notice to Tenant, to show the Demised Premises to actual and prospective superior lessors, mortgagees or prospective purchasers of the Building and, during the last twelve (12) months of the Term, to prospective tenants.

21.02. Tenant’s obligation to pay Rent and to perform all of the covenants hereunder shall not be affected or excused because Landlord is unable to supply services or grant access to the Building by reason of repairs, replacements, maintenance, or the making of capital improve- ments. If the repairs, maintenance, alterations, or capital improvements temporarily exclude the Tenant from the Demised Premises, Tenant nevertheless shall be obligated to pay rent and to perform all of the covenants hereunder. Tenant expressly waives any claims to constructive eviction by reason of such denial of access. Landlord may, in its discretion, relocate the Tenant to other space in the Building, at its sole cost and expense either temporarily to facilitate repairs, replacements, maintenance, or the making of capital improvements, or permanently through the remainder of the Term (if permanently relocated, provided that the new space is substantially comparable to the Demised Premises). Notwithstanding the foregoing, if the repairs, maintenance, alterations or capital improvements exclude Tenant from the Demised Premises for a period of fifteen (15) consecutive business days, Tenant shall be entitled to an abatement of Rent until access is restored.

ARTICLE 22. LANDLORD’S EXPENSES

22.01. If Tenant shall be in default of any of its obligations under this Lease, Landlord may perform same for the account of Tenant. If Landlord, in connection with the foregoing, makes any expenditure or incurs any obligation for the payment of money, including reasonable attorneys’ fees, in instituting, prosecuting or defending any action or proceeding, then Tenant will reimburse Landlord for the reasonable cost thereof, with interest thereon at the Lease Interest Rate. The foregoing costs and expenses shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within ten (10) business days of rendition of a bill to Tenant therefor.

ARTICLE 23. QUIET ENJOYMENT, SUBORDINATION AND ATTORNMENT

23.01. Landlord covenants that, if and so long as Tenant pays all of the Rent due here- under, and keeps and performs each and every term, covenant and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall lawfully, peaceably and quietly have, hold and enjoy the Demised Premises without hindrance, ejection or molestation by Landlord or by any other person lawfully claiming the same.

23.02. This Lease shall be subordinate and subject to all ground or underlying leases and any mortgages thereon and to any mortgages covering the fee of the Building, that now or may hereafter affect the Demised Premises, and to all renewals, modifications or replacements thereof. If the ground or underlying lessor and or mortgagee or any successor in interest shall succeed to the rights of Landlord under this Lease, whether through possession, surrender, assignment, subletting, judicial or foreclosure action, or delivery of a deed or otherwise, Tenant will attorn to and recognize such successor-landlord as Tenant’s landlord. This clause shall be self-operative and no further instrument of attornment and recognition shall be required. Landlord shall make commercially reasonable efforts to provide Tenant with a non-disturbance and subordination agreement from its current lender in such lender’s standard form.

23.03. In the event of a termination of any ground or underlying lease, or if the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution therefore, then Tenant will, at the option to be exercised in writing by the lessor under such ground lease or by such mortgagee or purchaser, assignee or lessee, as the case may be, either (i) attorn to it and will perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as said lessor, such mortgagee or purchaser, assignee or lessee, were the Landlord originally named in this Lease, or (ii) enter into a new lease with said lessor or such mortgagee or purchaser, assignee or lessee, as Landlord, for the remaining Term of this Lease and otherwise on the same terms and conditions and with the same options, if any, then remaining. Tenant hereby appoints Landlord or its successors in interest to be Tenant’s attorney-in-fact, irrevocably and coupled with an interest, to execute and deliver such instrument of attornment, or such new lease, if Tenant refuses or fails to do so promptly upon request.

23.04. Under no circumstances shall the above described lessor under the ground lease or mortgagee or purchaser, assignee or lessee, as the case may be, whether or not it shall have succeeded to the interests of the Landlord under this Lease, be:

(i)	obligated to do or complete Landlord’s Work in the Demised Premises;

(ii)	liable for any act, omission or default of any prior landlord;

(iii)	subject to any offset, claim or defense which Tenant might have against any prior landlord;

(iv)	bound by any rent or additional rent which Tenant might have paid for more than one month in advance; or

(v)	bound by any modification, amendment or abridgement of this Lease, or any cancellation or surrender of the same, made without its prior written approval;

(vi)	liable for any Security Deposit, except to the extent actually received.

ARTICLE 24. ESTOPPEL CERTIFICATE

24.01. Tenant and Landlord agree, at any time and from time to time during the Term, upon not less than fifteen (15) days prior notice from the other, to execute, acknowledge and deliver to the other a statement in writing addressed to the other and to any lender to such party, containing the following information:

(i)	that this Lease is in full force and effect;

(ii)	the amount of the Rent being paid and the last date(s) to which Base Rent and Additional Rent have been paid;

(iii)	that this Lease has not been modified, or if it has been modified, the terms and dates of such modifications;

(iv)	the Commencement Date and the expiration date of the Term, and whether the Term has commenced;

(v)	whether all work to be performed by Landlord has been completed;

(vi)
stating whether or not the other has knowledge that the requesting party is in default in the performance of any term or condition contained in this Lease, and, if the other has knowledge of such a default, specifying each such default;

(vii)	stating the address to which notices shall be sent; and

(viii)	such other matters as may be reasonably requested by the requesting party.

ARTICLE 25. ALTERATIONS

25.01. Tenant shall make no change, alteration, addition, or improvement (collectively, “Alterations”) in or to the Demised Premises without Landlord’s consent. If the Alterations are not Structural in nature, do not affect the Building systems, Common Areas or the appearance of the Building, Landlord’s consent shall not be unreasonably withheld or delayed.

25.02. Prior to making any Alteration, Tenant shall submit to Landlord for approval detailed plans and specifications; obtain Landlord’s approval of the contractors to be engaged; obtain all permits required from governmental authority; shall provide (and furnish Landlord certificates evidencing) worker’s compensation, builder’s risk, comprehensive public liability coverage and insurance covering such other matters as Landlord may require, naming Landlord and any lender as additional insureds; and provide Landlord such bond or other security for the payment of the contractors and materialsmen as Landlord shall require. Tenant shall cause all work to be performed in a good and workmanlike manner, strictly in accordance with the requirements of governmental authorities and insurance underwriters recommendations, using only first quality, new materials. The Alterations shall at all times be kept free of mechanic’s liens and security interests. At the completion of the work, Tenant shall furnish Landlord “as built” plans, and any necessary certificates, approvals and other necessary “sign offs” from governmental authorities.

25.03. Tenant shall pay as Additional Rent the amount of Taxes attributable to Tenant’s Alterations in the Demised Premises, as such amount may be reasonably inferred from informa- tion furnished by the assessor of Taxes.

ARTICLE 26. RULES AND REGULATIONS

26.01. Tenant shall abide by and observe the Rules and Regulations attached hereto as Exhibit “C” and any reasonable modifications and additions to the Rules and Regulations as may be promulgated from time to time by Landlord for the operation, safety, security and maintenance of the Building, provided that the same are not inconsistent with the provisions of this Lease, apply to and are enforced against all tenants and occupants of the Building, and a copy thereof is sent to Tenant. The Rules and Regulations and modifications thereto shall not violate federal, state or local law.

ARTICLE 27. NOTICES

27.01. Any notice, consent, approval, request, bill or demand (collectively, “Notices”) provided for in this Lease to be given by either party shall be in writing and deemed given when sent by certified mail, return receipt requested, or delivered by reputable overnight courier, if to Tenant prior to the Commencement Date, at the address set forth on page one, and after the Commencement Date, at the address specified in the Lease Summary, and if to Landlord at c/o Celestial Capital Group, Inc., 10 East 40th Street, New York, New York 10016. Either party may designate a new address for Notices by giving written notice thereof in the same manner set forth herein.

ARTICLE 28. SUCCESSORS AND ASSIGNS

28.01. The obligations of this Lease shall be binding upon and for the benefit of the parties hereto, their heirs, executors, administrators, successors and/or assigns (except to the extent otherwise provided in this Lease). However, the obligations of Landlord under this Lease shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Building, and in the event of such transfer, said obligations shall thereafter be binding upon transferee, but only with respect to obligations arising during the period commencing with such transfer and ending with a subsequent transfer within the meaning of this Article, and any such transferee, by accepting such interest, shall be deemed to have assumed such obligations except only as may be expressly otherwise provided elsewhere in this Lease.

ARTICLE 29. BROKER

29.01. The parties agree that the Broker, if any, specified in the Lease Summary (collectively, the “Broker”) is the Broker that brought about this Lease, and Landlord shall pay the commission due pursuant to separate agreement. Tenant represents that it dealt with no Broker other than the Broker. Tenant agrees to indemnify and hold Landlord harmless from any damages, costs and expenses suffered by Landlord by reason of any breach of the foregoing representation.

ARTICLE 30. SECURITY DEPOSIT

30.01. The sum specified in the Lease Summary has been deposited by Tenant with Landlord as security (the “Security Deposit”) for the full and faithful performance by Tenant of each and every term, provision, covenant and conditions of the Lease. If Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Lease then Landlord may, but shall not be required to, use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent in default or for any other sum which Landlord may expend by reason of Tenant’s default, including any damages as set forth in Section 17.03 or deficiency in Rent in the re-letting of the Demised Premises. If Landlord shall so use, apply or retain the whole or any part of the Security Deposit, Tenant shall upon demand immediately deposit with Landlord a sum equal to the amount so used, applied or retained in order to restore the Security Deposit to its original amount.

30.02. If Tenant fully and faithfully performs all the terms, provisions, covenants and conditions of this Lease, then the Security Deposit, or balance thereof, shall be returned to Tenant within fifteen (15) business days after the removal of Tenant and surrender of possession of the Demised Premises to Landlord.

30.03. The Security Deposit shall be held in an interest-bearing account in a FDIC-insured bank in the State of New York. Interest earned on the Security Deposit, after Landlord deducts therefrom one percent (1%) of the Security Deposit per annum for administration expenses, shall be deemed additional Security Deposit, and shall be applied or disbursed to Tenant in the same manner as the Security Deposit.

30.04. In the event of a sale or lease of the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or lessee and solely in such event, Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit and Tenant shall look solely to the new Landlord for the return thereof.

ARTICLE 31. ARBITRATION

31.01. Whenever a dispute shall arise under this Lease, either party may elect that the dispute be settled by arbitration. Such election by either party shall be made in a written notice to that effect to either party, specifying the nature of the dispute. The arbitration shall be held in Fairfield County, State of Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or any successor thereto. The decision of the arbitrator(s) shall be in writing and shall be final, conclusive and binding upon the parties, and a judgment may be obtained thereon in any court having jurisdiction. In rendering the decision and awards the arbitrator(s) shall not vary from the provisions of this Lease, and may not award damages other than actual damages. The cost of the arbitration shall be borne by the party as against whom the determination and/or award is more adverse, and the arbitrator(s) shall be asked to specify such party.

31.02. If a matter to be determined by arbitration might affect the liability of an insurer under any of the policies of insurance carried by a party and the insured party so notifies the other, then, unless such insurer gives its written consent to the arbitration, the dispute shall not be determined by arbitration and the parties shall be left to such other remedies as they may have.

31.03. If the dispute to be arbitrated concerns the necessity of paying a sum of money, the duty to make any repair (unless, in the case of repairs only, such repair is within the Demised Premises, and does not affect the Building systems, Structural parts of the Building, or the exterior or appearance of the Building) or the duty to comply with any applicable law or requirement under Section 10.01, then Tenant shall first comply with Landlord’s notice to pay said amount, make said repair or comply with such requirement before the commencement of such arbitration.

ARTICLE 32. WAIVER OF JURY TRIAL

32.01. Landlord and Tenant waive the right to a trial by jury in any action, counterclaim, proceeding or litigation arising out of, under or in connection with, or related to, the subject matter of this lease. This waiver is knowingly, intentionally, and voluntarily made by the parties and each acknowledges that the other party nor any person acting on behalf of the other party has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. The parties acknowledge that each has been represented (or has had the opportunity to be represented) in the signing of this Lease and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel. The parties further acknowledge that they have read and understands the meaning and ramifications of this waiver provision.

ARTICLE 33. ADDITIONAL SPACE

33.01. Provided that Tenant is not in default under any terms of this Lease at the time of the exercise of the following right or at the time of the commencement of the lease of such additional space, if space on the first floor of the Building is or becomes available, Landlord will first offer the space to Tenant in writing, upon the terms and conditions said space would be leased to third parties. Tenant shall have thirty (30) days to respond to such written offer. In the event Tenant does not agree to lease such space within such thirty (30) day period, Landlord shall be free to market such space to third parties. If Landlord has granted a right of first offer to lease additional space on the first floor of the Building to another tenant or granted to another first floor tenant an option to renew its lease (“Superior Tenant”), and such Superior Tenant fails to exercise its option on the terms set forth in its lease with Landlord, then such Superior Tenant’s right of first offer, or right of renewal, as the case may be, shall be subordinate to Tenant’s right of first offer, and Landlord shall offer the space to Tenant on the terms provided herein.

ARTICLE 34. MISCELLANEOUS

34.01. This Lease contains the entire agreement between the parties and supersedes all prior oral and written agreements between them. Tenant acknowledges that it has not relied upon any statement, representation, written or oral promise, undertaking or other matter except as may be expressly set forth in this Lease. This Lease may not be modified except by an agreement in writing signed by the party against whom enforcement of such modification is sought. All personal pronouns used in this Lease shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever the context requires. References in this Lease to any of the “terms”, “provisions”, “covenants”, “agreements” or “conditions” hereof shall be deemed to be a reference to all such phrases. This Lease shall be governed by and interpreted under the laws of the State of Connecticut, without recourse to the State of Connecticut’s conflicts of law provisions.

34.02. Tenant shall not record this Lease. Landlord and Tenant shall, upon the request of either, jointly execute, acknowledge and record a notice of this Lease in accordance with Section 47-19 of the Connecticut General Statutes. If requested by Tenant, Tenant shall prepare and record any such notice at its sole cost and expense and shall, upon the expiration or earlier termination of this Lease and without charge to Landlord, execute, acknowledge and deliver to Landlord a termination of any such notice in recordable form. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute, acknowledge and deliver such termination for and on behalf of Tenant in the event that Tenant fails to do so within ten (10) business days of Landlord’s request accompanied by the form of such termination.

34.03. No offer of surrender of the Demised Premises, by delivery to Landlord or its agent of keys or otherwise, will be binding on Landlord unless expressly accepted by Landlord in writing or unless such writing is not required pursuant to the terms of this Lease. No receipt of money by Landlord after the Term shall reinstate, continue or extend the Term. No waiver of any provision of this Lease by either party will be deemed to imply or constitute a further waiver by such party of the same or any other provision hereof. The rights and remedies of the parties are cumulative and are not intended to be exclusive; nor will the use of one be taken to preclude the use of another; provided, however, that any matter determined in arbitration under this Lease shall be final.

34.04. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent shall be deemed to be other than on account of the earliest Rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction or modification of Tenant’s obligation hereunder, or a limitation on Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease.

34.05. This Lease may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant duly executed this Lease as of the date first above written.

LANDLORD: 14 MAMARONECK AVENUE REINVESTMENT ASSOCIATES, LLC		1375 KINGS HIGHWAY/777 COMMERCE DRIVE ASSOCIATES, LLC
By:	14 Mamaroneck Avenue, LLC,	By:	Celestial Real Estate Fund II, LLC,
Its Sole Member			Its Sole Member
		By:	Celestial Capital Management II, Inc.,
Its Manager

By:		By:
	MARK ELLMAN, Manager		MARK ELLMAN, President

TENANT:
COMPETITIVE TECHNOLOGIES, INC.

By:
Name: D.J. Freed, Ph.D Title: President and CEO

EXHIBIT A

PLAN OF DEMISED PREMISES

EXHIBIT B

777 COMMERCE DRIVE
FAIRFIELD, CONNECTICUT

LANDLORD’S WORK LETTER

I.  LANDLORD’S WORK

Landlord agrees to provide the items of Basic Construction as hereinafter specifically defined (or make allowances as indicated) as more fully set forth in the working drawings to be prepared by Dennis Noskin Architects upon execution of the Lease, subject to the terms and conditions hereinafter provided. Such working drawings shall accurately reflect the Plan of Demised Premises set forth as Exhibit “A”. It is understood that any items not stated under the Landlord’s Obligations and reflected on the working documents shall be the Tenant’s sole obligations and Section II hereof shall control. In the event of any conflict between the items set forth in Section I and the working drawings, all specifications set forth on the working drawings and the Plan of Demised Premises (Exhibit “A”), shall control. In the event Tenant shall request a change from the working drawings, then Section IV hereof shall control.

   1.          Floors

Landlord shall provide Tenant with “Bigelow No Barriers” carpet (nylon broadloom, cut pile or loop), glue down installed. Vinyl composition tile may be substituted where required (12” x 12” x 1/8” by Armstrong Vinyl Composition Tile or approved equal). Base shall be a 4” vinyl cove base (1/8” thick) as manufactured by Roppe or approved equal.

2.          Ceilings

Ceilings shall be “Armstrong” (or approved equal) acoustical tile of natural fissured mineral fiber 24” x 48” and 12” x 48” (alternating). The existing 9/16” white slotted suspended ceiling grid (Silhouette grid as manufactured by Armstrong or equal) shall be used and remain intact where feasible. New ceiling grid of similar nature shall be used where required.

3.          Partitions - Allowance of 10 linear feet per 100 square feet of rentable space. Additional partitions shall be at Tenant’s expense.

A. Partitions between Tenant’s demising walls, public corridors, and common spaces shall be 5/8” type “X” gypsum board on both sides of 2 ½” metal studs, 16” on center. These partitions shall extend from floor to deck with sound attenuation insulation.

B. Partitions within Tenant’s space shall extend from floor to suspended ceiling. Each partition shall have 5/8” type “X” gypsum board on both sides of 2 ½” metal studs, 24” on center.

C. Partitions terminating at building’s exterior wall shall meet window mullion’s center line with NO exceptions.

D. All drywall partitions shall be taped, spackled, and sanded smooth.

E. Landlord shall supply and install partitions in accordance with the Connecticut State Fire Safety Code and Building Code.

4.         Doors and Frames - Allowance of one (1) interior door per 250 per square feet rentable area. Additional doors shall be at Tenant’s expense.

Doors shall be solid core with red oak veneer (similar wood species and stained as existing doors) and measure 1 3/4” thick. Each leaf shall be 3’-0” x 7’-0” flush with 16 gauge steel frames as required by applicable codes. Doors within rated walls shall have a 1hour label. One entry door measuring 3’-0” x 7’-0” or (2) 2’-6” x 7’-0” doors shall be provided. Sliding doors, if required, shall be hollow core with oak veneer.

5.         Hardware

Landlord shall supply and install ADA (handicapped accessible) latch sets, 1 ½ pair of hinges per door leaf (2 pair at entry door), and doors stops. All Tenant entrance doors shall be keyed with the master key set of building.

6.         Painting

All partitions shall receive two coats of Benjamin Moore premixed white(s), or eggshell flat latex paint. Paint chart will be provided by the Property Manager and color shall be selected by the Tenant. Interior door bucks and trim shall receive two coats of semi-gloss over a prime coat. Doors shall be finished with a polyurethane or oil finish leaving the natural oak look. Wall covering is additional cost to Tenant.

7.         Blinds

Building Standard metal horizontal blinds shall be supplied and installed on all exterior windows by the Landlord.

8.         Heating, Ventilation and Air Conditioning

The system design shall be 2’ x 2’-4 way air diffusers placed in the suspended ceiling system. Each diffuser shall be placed approximately 10’-12’ apart. The system shall provide approximately 20 CFM per person of outside air based on an occupancy load of 250 SF per person. All work shall be performed pursuant to local code and the Connecticut State Fire Safety Code and Building Code.

9.          Electrical

A.   Power

Landlord agrees to provide Tenant with power for 5 watts per square foot of rentable space which shall include 3 watts for power and 2 watts for 277 volt lighting, exclusive of air conditioning.

B.   Lighting

Landlord shall supply and install:

24” x 48” deep cell parabolic flourescent with (3) F40T8 CW lamps.

Landlord shall provide a minimum of 50 footcandles maintained throughout the space. The fixtures shall be supplied and installed at the Landlord’s expense.

C.    Electrical Outlets

1. Landlord shall install 2 decoratype duplex outlets (or equivalent) for every 100 square foot of individual office and a proportionate amount for larger offices.

2. Landlord shall supply duplex outlets along interior corridor partitions at 40 foot intervals.

3. Landlord shall provide one dedicated outlet and a 48” x 48” fire retardant ½” plywood for phone room switch mounting. All other dedicated outlets shall be provided at the Tenant’s expense.

D.    Switches

Landlord shall supply and install one switch (Decora type) per individual office and install open area switches as determined in the construction drawings.

10.       Emergency Lights and Exit Signs

Landlord shall supply and install emergency lights and exit signs to code and in accordance with ADA guidelines.

11.       Fire Extinguishers

Landlord shall supply and install fire extinguishers in accordance with the local Fire Marshall’s requirements.

12.       Coat Closets

Landlord shall provide one metal rod and 12” wide hat shelf.

13.       Working Drawings

Landlord shall supply at Landlord’s cost sealed construction drawings and permits which have been approved by both parties and local code officials, and which shall accurately reflect the Plan of Demised Premises as set forth on Exhibit “A”.

14.       Pantry

Landlord shall supply countertop with drawers, sink, outlets in accordance with codes, and overhead cabinets.

15.       Transformer Room

Landlord shall sound proof transformer room as required with a minimum of two layers of sheet rock deck to deck with sound attenuation between transformer room and Tenant space.

16.       Shafts

The two ventilation shafts located on the west side of the Demised Premises shall accurately reflect the sizes set forth on the Plan of Demised Premises attached hereto as Exhibit “A” for such shafts and shall in no event substantially exceed 34” x 34”. The ventilation shaft located on the east side of the Demised Premises near the elevators shall accurately reflect the size set forth on such Plan of Demised Premises and shall in no event substantially exceed 20” x 66”. The southern most ventilation shaft located on the west side of the Demised Premises shall be moved west as set forth on such Plan of Demised Premises.

II.	TENANT’S WORK

1.      Landlord agrees to perform at Tenant’s request additional work not described under Landlord’s Work, contingent upon approval of local code officials. Such work shall be performed by Landlord at Tenant’s sole expense, and shall be billed at Landlord’s cost, including general conditions, plus 10% overhead and 7% profit. Prior to commencing any such work requested by Tenant, Landlord shall submit to Tenant a written Tenant Work Order with an estimate of the cost of any such work. If Tenant obtains a cost estimate for additional work less than Landlord’s estimate, Tenant may have its own contractors perform the Additional Work, subject to all the obligations set forth in Section 25.02.

2.       Telecommunications, Sound, Cable and Data Lines

Landlord shall provide Tenant with the names of the voice and data companies that have lines installed in the Building. All telecommunications, sound, cable and data line equipment and wiring shall be supplied by Tenant and installed by contractors retained by Tenant and approved by Landlord. All work shall be the sole responsibility and at the expense of Tenant (including the extension of phone, data and Internet lines from the Common Area closet to and within the Demised Premises). The Property Manager will coordinate installation with other subcontractors as required. All subcontractors of Tenant shall sign in and out of the Building and shall supply to the Property Manager Certificates of Liability Insurance in amounts approved by Landlord and Workman’s Compensation Certificates. Completion or non-completion of this work shall not delay Tenant’s acceptance of the Demised Premises or payment of Rent. All telephone equipment shall be mounted within Tenant space. Landlord shall supply access to the central core riser closet(s) for connection to main riser(s). Notwithstanding anything to the contrary set forth herein, Landlord shall pay for the cost of extending phone, data and Internet lines from outside the Building to the nearest Common Area closet on the first floor of the Building.

III.          CHANGE ORDERS

All Change Order Requests shall be submitted to the Property Manager for Landlord’s review. Landlord shall approve or disapprove any Change Order Request within five (5) business days of submission by Tenant which shall apply to code issue and special conditions. Landlord shall submit in writing to Tenant for its approval all costs and delays by reason of such change(s). If Tenant approves the Change Order, Tenant shall execute the Change Order Request Form and return a copy of the form to the Property Manager for its records.

IV.          GENERAL CONDITIONS

The provisions of this Work Letter are specifically subject to the provisions of the Lease.

V.           SUBSTITUTIONS

Tenants may substitute like items for building standard items; however, no credits shall be given for building standard items not utilized by Tenant.

EXHIBIT C

RULES AND REGULATIONS

1.
Landlord wishes to maintain a “smoke-free” environment throughout the Building. Accordingly, all tenants shall cause their officers, directors, members, employees, agents and invitees to refrain from smoking anywhere in the Building.

2.
The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that admit light and air into the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed outside of any tenant’s premises.

3.
In order that the Building can and will maintain a uniform appearance to those outside of same, each tenant in Building perimeter area shall: (a) use only Building standard lighting in areas where lighting is visible from outside the Building; (b) use only Building standard blinds in windows which are visible from outside the Building; and (c) not place any signs in any Building windows.

4.
To obtain maximum efficiency of the cooling system, all tenants (except for those tenants separately metered for electric) shall lower or close blinds or drapes when sun’s rays fall directly on windows of such tenant’s premises.

5.
No bicycles, vehicles or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the Building, other than in the garage, if any. No cooking shall be done or permitted by any tenant except in conformity with Laws and then only in the utility kitchen, if any, contained in such tenant’s premises, which is to be used primarily for tenant’s employees for heating beverages and light snacks. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from its premises.

6.
No tenant shall make, or permit to be made, an unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or those having business with them, whether by use of musical instrument, radio, talking machine, unmusical noise, whistling, singing or in any other way. No tenant shall throw anything out of the doors or windows or down the passageways.

7.
No tenant shall occupy or permit any portion of its premises to be occupied as a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, telephone or secretarial service, messenger service, employment agency, commercial document reproduction or offset printing service, labor union, school or classroom or a company engaged in the business of renting office or desk space.

8.	No tenant shall change or add locks to any doors unless it is done with Landlord’s consent at the expense of such tenant.

9.	All exterior windows will be kept closed at all times.

10.
If a burglar alarm is installed by a Tenant, Landlord may enter such Tenant’s premises for emergency without permission, and such Tenant shall make provisions for cleaners. In such event, Landlord will notify Tenant as soon as is practicable that Landlord entered the Demised Premises and the reason therefor.

11.
The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress or egress to and from such tenant’s premises and for delivery of merchandise and equipment in prompt and efficient manner, using elevators and passageways designated for such delivery by the Landlord.

12.
No sign, advertisement, notice or other lettering shall be exhibited, inscribed, printed or affixed by any tenant on any part of the outside of such tenant’s premises or the corridor walls. Signs shall be permitted only on entrance doors and shall conform to Building standard. In the event of the violation of the foregoing by a tenant, it the tenant has refused to remove same, the Landlord may do so without any liability, and may charge the expense incurred by such removal to such tenant.

13.
The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they are constructed, and no sweepings, rubbish, rags, acids or other substances shall be placed therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

14.	Canvassing, soliciting and peddling in the Building is prohibited, and all tenants shall cooperate to prevent the same.

15.	All tenants shall keep the entrance door to their premises closed at all times.

16.	Tenant shall not use any electrical heaters, e.g., space heaters, in the premises unless approved by Landlord.

EXHIBIT D

CLEANING SPECIFICATIONS

Nightly (Five nights per week, Monday through Friday, excluding Building holidays):

Empty and dust wipe all waste receptacles.

Dust all areas within hand-high reach, including window sills, wall ledges, chairs, desks, tables, baseboards, file cabinets, radiators, pictures and all manner of office furniture.

Damp wipe all glass top desks and tables.

Sweep with treated cloth all composition tile flooring.

Alternate nights:
Vacuum all carpet areas.

Semi-annually:
High dust all walls, ledges, pictures, files, and registers of office areas not reached in normal nightly cleaning.

Annually:
Wash exterior windows in and out.

Additional work:
Should additional cleaning, special services, special rubbish (i.e. medical, toxic, flammable waste, etc.) or additional rubbish removal be required by Tenant, Tenant will pay the charges of the cleaning contractor for such services and comply with the provisions of Section 6.04. Upon prior notice to Landlord, Tenant may engage Landlord’s contractor(s) to clean the exterior windows of the Demised Premises at Tenant’s sole cost and expense.